United States securities and exchange commission logo





                         October 5, 2023

       Justin Hall
       Chief Executive Officer
       NovaBay Pharmaceuticals, Inc.
       2000 Powell Street, Suite 1150
       Emeryville, California 94608

                                                        Re: NovaBay
Pharmaceuticals, Inc.
                                                            Definitive Proxy
Statement on Schedule 14A
                                                            Filed May 18, 2023
                                                            File No. 001-33678

       Dear Justin Hall:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                         Sincerely,


                         Division of Corporation Finance

                         Disclosure Review Program